F.N.B. Corporation Reports Second Quarter 2024 Earnings
Continues to Gain Market Share with Loan and Deposit Linked-Quarter Growth of 3.6% and 0.7%, Respectively

PITTSBURGH, PA – July 17, 2024 – F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2024 with net income available to common stockholders of $123.0 million, or $0.34 per diluted common share. Comparatively, second quarter of 2023 net income available to common stockholders totaled $140.4 million, or $0.39 per diluted common share, and first quarter of 2024 net income available to common stockholders totaled $116.3 million, or $0.32 per diluted common share.

On an operating basis, second quarter of 2024 earnings per diluted common share (non-GAAP) was $0.34, excluding less than $0.01 of significant items impacting earnings per diluted common share. By comparison, the second quarter of 2023 was $0.39 per diluted common share (non-GAAP) on an operating basis, excluding less than $0.01 of significant items impacting earnings per diluted common share. The first quarter of 2024 was $0.34 per diluted common share (non-GAAP) on an operating basis, excluding $0.02 of significant items impacting earnings per diluted common share.

"Through the continued execution of our disciplined business model, F.N.B. Corporation produced solid second quarter results with earnings per diluted common share (non-GAAP) totaling $0.34. Pre-provision net revenue (non-GAAP) increased over 4%, on a linked-quarter basis, supported by our well-managed expenses and continued strong non-interest income levels. Tangible book value per share grew 12% year-over-year to reach a record high at $9.88,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “FNB’s linked-quarter loan and deposit growth of 3.6% and 0.7%, respectively, including non-interest-bearing deposits growth of 0.8%, demonstrates our ability to execute on our strategy to steadily increase market share by leveraging our investments in eStore® and our experienced banking teams. FNB’s capital position remained strong as we were able to support robust loan growth and maintain the tangible common equity ratio near 8% and CET1 ratio at 10.2%. Our comprehensive approach to credit risk management has led to strong and stable asset quality results with NPLs and OREO ending at 0.33%, a multiyear low, and net charge-offs at a very solid 0.09%. We remain well-positioned for a better rate environment as we move into 2025.”

Second Quarter 2024 Highlights
(All comparisons refer to the second quarter of 2023, except as noted)
•Period-end total loans and leases increased $2.4 billion, or 7.7%. Commercial loans and leases increased $1.4 billion, or 7.2%, and consumer loans increased $989.5 million, or 8.5%. FNB’s loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $1.2 billion, or 3.6%, with an increase in consumer loans of $632.7 million and commercial loans and leases of $540.1 million, including healthy growth in commercial and industrial loans and equipment finance, as well as the seasonal peak for residential mortgage originations.
•Period-end total deposits increased $1.2 billion, or 3.5%, driven by an increase of $1.6 billion in time deposits with customers continuing to opt for higher-yielding deposit products.
•On a linked-quarter basis, period-end total deposits increased $258.6 million, or 0.7%, with an increase in non-interest-bearing deposits of 0.8%. The mix of non-interest-bearing deposits to total deposits equaled 29% at June 30, 2024, consistent with the prior quarter-end.

•Net interest income totaled $315.9 million, a decrease of $3.1 million, or 1.0%, from the prior quarter, primarily due to higher cost of funds from increased average borrowings and higher cost of interest-bearing deposits, partially offset by improved earning asset yields and loan growth.
•Net interest margin (FTE) (non-GAAP) decreased 9 basis points to 3.09% from the prior quarter, largely due to increased short-term borrowings to fund the strong loan growth in the quarter as a 3 basis point increase in the total yield on earning assets (non-GAAP) to 5.43% was more than offset by a 13 basis point increase in the total cost of funds to 2.46%.
•Non-interest income totaled $87.9 million, an increase of 9.5% from the year-ago quarter, benefiting from our diversified business model.
•Pre-provision net revenue (non-GAAP) totaled $177.2 million, a 4.4% increase from the prior quarter. On an operating basis, pre-provision net revenue (non-GAAP) totaled $178.0 million, a 3.0% increase from the prior quarter, driven by a decrease in non-interest expense and continued strong non-interest income generation. Reported non-interest expense included an additional FDIC insurance special assessment expense (pre-tax) of $0.8 million due to last year's bank failures, bringing the year-to-date FDIC special assessment expense to $5.2 million.
•The efficiency ratio (non-GAAP) remained at a solid level of 54.4%, compared to 50.0% at June 30, 2023, and 56.0% at March 31, 2024.
•The provision for credit losses was $20.2 million, an increase of $6.3 million from the prior quarter to support the strong loan growth. The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO was stable at 0.33%. Total delinquency decreased 1 basis point to 0.63%. Both measures continue to remain at or near historically low levels.
•The Common Equity Tier 1 (CET1) regulatory capital ratio was 10.2% (estimated), compared to 10.1% at June 30, 2023, and 10.2% at March 31, 2024. Tangible book value per common share (non-GAAP) of $9.88 increased $1.09, or 12.4%, compared to June 30, 2023, and $0.24, or 2.5%, compared to March 31, 2024. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.67 as of June 30, 2024, primarily due to the impact of interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $0.99 as of June 30, 2023, and $0.70 as of March 31, 2024.
•During the second quarter of 2024, the Company repurchased 250,000 shares of common stock at a weighted average share price of $13.56 while maintaining capital at or above stated operating levels and supporting loan growth in the quarter.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	2Q24	1Q24	2Q23
Reported results
Net income available to common stockholders (millions)	$123.0	$116.3	$140.4
Net income per diluted common share	0.34	0.32	0.39
Book value per common share	16.94	16.71	15.92
Pre-provision net revenue (non-GAAP) (millions)	177.2	169.8	197.6
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$123.7	$122.7	$140.5
Operating net income per diluted common share	0.34	0.34	0.39
Operating pre-provision net revenue (millions)	178.0	172.8	197.8
Average diluted common shares outstanding (thousands)	362,701	362,619	362,626
Significant items impacting earnings[1] (millions)
Preferred dividend equivalent at redemption	$—	$(4.0)	$—
Pre-tax merger-related expenses	—	—	(0.2)
After-tax impact of merger-related expenses	—	—	(0.1)

Pre-tax branch consolidation costs	—	(1.2)	—
After-tax impact of branch consolidation costs	—	(0.9)	—
Pre-tax FDIC special assessment	(0.8)	(4.4)	—
After-tax FDIC special assessment	(0.6)	(3.5)	—
Pre-tax loss on indirect auto loan sale	—	2.6	—
After-tax loss on indirect auto loan sale	—	2.1	—
Total significant items after-tax	$(0.6)	$(6.3)	$(0.1)
Capital measures
Common equity tier 1 (2)	10.2%	10.2%	10.1%
Tangible common equity to tangible assets (non-GAAP)	7.86	7.99	7.47
Tangible book value per common share (non-GAAP)	$9.88	$9.64	$8.79

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 2Q24.

Second Quarter 2024 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the second quarter of 2023, except as noted)

Net interest income totaled $315.9 million, a decrease of $13.4 million, or 4.1%, primarily due to higher deposit costs resulting from balance migration to higher yielding deposit products, as well as increased total average borrowings, partially offset by growth in earning assets and higher earning asset yields. Total average earning assets increased $1.9 billion, or 4.8%, driven by an increase in average loans and leases from solid origination activity. Total average borrowings increased $761.7 million to support strong loan growth.

The net interest margin (FTE) (non-GAAP) decreased 28 basis points to 3.09%. The yield on earning assets (non-GAAP) increased 49 basis points to 5.43%, reflecting the higher interest rate environment. The increase was driven by a 65 basis point increase on investment securities to 3.14% which benefited from the balance sheet restructuring in late 2023 and a 43 basis point increase on loans to 5.96%. Total cost of funds increased 82 basis points to 2.46% with a 96 basis point increase in interest-bearing deposit costs to 2.93%, and an increase of 122 basis points in short-term borrowing costs to fund the strong loan growth. Since the current interest rate increases began in March 2022, our total cumulative spot deposit beta equaled 38% at June 30, 2024, consistent with our expectations.

Average loans and leases totaled $33.3 billion, an increase of $2.2 billion, or 7.1%, including growth of $1.3 billion in commercial loans and leases and $943.7 million in consumer loans. Commercial real estate increased $970.6 million, or 8.3%, commercial and industrial loans increased $224.7 million, or 3.1%, and commercial leases increased $68.3 million, or 11.6%. The increase in average commercial loans and leases was driven by activity across the footprint, with double-digit year-over-year growth across the Carolinas. The Pittsburgh and Cleveland regions and commercial equipment finance also posted strong contributions. The increase in commercial real estate included fundings on previously originated projects. The increase in average consumer loans included a $1.3 billion increase in residential mortgages largely due to the continued successful execution in key markets by our expanded mortgage banker team and long-standing strategy of serving the purchase market. This growth was partially offset by a decrease in indirect auto loans of $363.0 million reflecting the sale of $332 million of such loans that closed in the first quarter of 2024.

Average deposits totaled $34.6 billion, an increase of $813.8 million, or 2.4%, from the prior-year quarter. The growth in average time deposits of $1.6 billion and average interest-bearing demand deposits of $740.0 million more than offset the decline in average non-interest-bearing demand deposits of $1.1 billion and average savings deposits of $483.2 million as customers continued to migrate balances into higher-yielding products. While the funding mix has shifted compared to the year-ago quarter with non-interest-bearing deposits comprising 29% of total deposits at June 30, 2024, compared to 32% a year ago, it has remained stable compared to both March 31, 2024, and December 31, 2023.

Non-interest income totaled $87.9 million, a 9.5% increase compared to $80.3 million in the second quarter of 2023. Service charges increased $2.8 million, or 13.6%, primarily due to strong Treasury Management activity and higher consumer transaction levels. Mortgage banking operations income increased $2.0 million, driven by improved gain on sale from strong production volumes. Wealth Management revenues increased $1.8 million, or 10.2%, as securities commissions and fees and trust income increased 13.7% and 7.9%, respectively, through continued strong contributions across the geographic footprint. Dividends on non-marketable equity securities increased $1.4 million, reflecting higher Federal Home Loan Bank (FHLB) dividends due to additional borrowings.

Non-interest expense totaled $226.6 million, increasing $14.7 million, or 6.9%. When adjusting for $0.8 million1 of significant items in the second quarter of 2024 and $0.2 million2 in the second quarter of 2023, operating non-interest expense (non-GAAP) totaled $225.8 million, an increase of $14.0 million, or 6.6%. Salaries and benefits increased $7.0 million, or 6.1%, primarily from normal annual merit increases and higher production-related commissions given the strong non-interest income activity. Net occupancy and equipment increased $4.9 million, or 13.0%, largely from technology-related investments. Outside services increased $2.7 million, or 13.2%, with higher third-party and volume-related technology costs.

The ratio of non-performing loans and OREO to total loans and OREO decreased 14 basis points to 0.33%. Total delinquency decreased 12 basis points to 0.63%, compared to 0.75% at June 30, 2023. Both measures continue to remain at or near historically low levels.

The provision for credit losses was $20.2 million, compared to $18.5 million in the second quarter of 2023. The second quarter of 2024 reflected net charge-offs of $7.8 million, or 0.09% annualized of total average loans, compared to $8.7 million, or 0.11% annualized. The allowance for credit losses (ACL) was $418.8 million, an increase of $6.0 million, with the ratio of the ACL to total loans and leases decreasing 8 basis points to 1.24% reflecting net loan growth and charge-off activity.

The effective tax rate was 21.6%, compared to 20.5% in the second quarter of 2023.

The CET1 regulatory capital ratio was 10.2% (estimated) at June 30, 2024, and 10.1% at June 30, 2023. Tangible book value per common share (non-GAAP) was $9.88 at June 30, 2024, an increase of $1.09, or 12.4%, from $8.79 at June 30, 2023. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.67, compared to a reduction of $0.99 at the end of the year-ago quarter.

Second Quarter 2024 Results – Comparison to Prior Quarter
(All comparisons refer to the first quarter of 2024, except as noted)

Net interest income totaled $315.9 million, a decrease of $3.1 million, or 1.0%, from the prior quarter total of $319.0 million, primarily due to higher cost of funds from incremental short-term borrowings and continued balance growth in higher yielding deposit products, largely offset by higher earning assets. The total yield on earning assets (non-GAAP) increased 3 basis points to 5.43% due to higher yields on both loans and investment securities. The total cost of funds increased 13 basis points to 2.46%, as the total cost of borrowings increased 26 basis points to 5.13% and the cost of interest-bearing deposits increased 11 basis points to 2.93%. The resulting net interest margin (FTE) (non-GAAP) decreased 9 basis points to 3.09%, largely due to increased borrowings to fund the strong loan growth in the quarter.

1 Second quarter 2024 non-interest expense significant items included $0.8 million (pre-tax) of additional FDIC special assessment related to the prior year's bank failures.
2 Second quarter 2023 non-interest expense significant items included $0.2 million (pre-tax) of merger expenses.

Average loans and leases totaled $33.3 billion, an increase of $874.8 million, or 2.7%, as average commercial loans and leases increased $454.5 million, or 2.2%, and average consumer loans increased $420.3 million, or 3.5%. The increase in average commercial loans and leases included growth of $389.0 million, or 3.2%, in commercial real estate loans and growth of $57.5 million, or 0.8%, in commercial and industrial loans. The quarterly growth of commercial loans and leases was led by the Pittsburgh, Charlotte and Charleston markets. The increase in commercial real estate included fundings on previously originated projects. For consumer lending, average residential mortgages increased $392.5 million, driven by the seasonal growth in mortgage originations.

Average deposits totaled $34.6 billion, increasing $385.2 million, or 1.1%, due to organic growth in new and existing customer relationships. Average certificates of deposits increased $346.4 million and interest-bearing demand deposits increased $108.3 million, which were partially offset by declines in savings balances of $51.3 million, resulting from customers' preferences for higher-yielding deposit products. Period-end non-interest-bearing deposits increased $80.0 million, or 0.8%, and the mix of non-interest-bearing deposits to total deposits was 29% at both June 30, 2024 and March 31, 2024. The loan-to-deposit ratio was 96% at June 30, 2024, compared to 94%, driven by the strong seasonal loan growth.

Non-interest income totaled $87.9 million, stable with the strong prior quarter's result. Service charges increased $2.8 million, or 13.4%, primarily due to strong Treasury Management activity and seasonally higher consumer transaction levels. Capital markets income totaled $5.1 million, a decrease of $1.2 million, or 18.8%, due to lower commercial customer transaction activity. Mortgage banking operations income decreased $1.0 million, or 12.1%, driven by a slight decline in sold loan volume and net fair value adjustments from pipeline hedging activity.

Non-interest expense totaled $226.6 million, compared to $237.1 million in the prior quarter. When adjusting for significant items of $0.8 million3 in the second quarter of 2024 and $3.0 million4 in the first quarter of 2024, non-interest expense decreased $8.3 million, or 3.5%, on an operating basis (non-GAAP). Salaries and employee benefits decreased $8.2 million, primarily related to normal seasonal long-term compensation expense of $6.9 million in the first quarter of 2024, as well as seasonally higher employer-paid payroll taxes in the prior quarter. Marketing expenses decreased $1.4 million, or 26.2%, due to the timing of marketing campaigns. On an operating basis, net occupancy and equipment increased $0.8 million, or 1.9%, largely due to technology-related investments.

The ratio of non-performing loans and OREO to total loans and OREO remained stable at 0.33% and delinquency decreased 1 basis point to 0.63%. Both measures continue to remain at or near historically low levels. The provision for credit losses was $20.2 million, compared to $13.9 million, to support the strong loan growth. The second quarter of 2024 reflected net charge-offs of $7.8 million, or 0.09% annualized of total average loans, compared to $12.8 million, or 0.16% annualized. The ACL was $418.8 million, an increase of $12.5 million, with the ratio of the ACL to total loans and leases equaling 1.24% at June 30, 2024, compared to 1.25% at March 31, 2024.

The effective tax rate was 21.6%, compared to 21.5%.

The CET1 regulatory capital ratio was 10.2% (estimated), stable with March 31, 2024. Tangible book value per common share (non-GAAP) was $9.88 at June 30, 2024, an increase of $0.24 per share, or 10.0% annualized. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.67 compared to a reduction of $0.70 at the end of the prior quarter.

3 Second quarter 2024 non-interest expense significant item included $0.8 million (pre-tax) of FDIC special assessment expense related to last year's bank failures.
4 First quarter 2024 non-interest expense significant items of $3.0 million included $1.2 million (pre-tax) of branch consolidation costs and $4.4 million (pre-tax) of FDIC special assessment expense, partially offset by a ($2.6 million) (pre-tax) reduction to the previously estimated loss on the indirect auto loan sale.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, operating non-interest expense, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, FDIC special assessment, loss on indirect auto loan sale, preferred deemed dividend at redemption and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2024 and 2023 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment and growth, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, wars, pandemics, including post-pandemic return to normalcy, global events and geopolitical instability, including the Ukraine-Russia conflict and the military conflict in Israel and Gaza, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other types of commitments, and in additional expenses and collateral costs, and may cause reputational harm to us.

◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2023 Annual Report on Form 10-K (including the MD&A section), our subsequent 2024 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2024 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the second quarter of 2024 on Wednesday, July 17, 2024. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, July 18, 2024, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10190236/fce8da90f0. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, July 25, 2024. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 2016205. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $48 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q24	2Q24	For the Six Months Ended June 30,		%
	2Q24	1Q24	2Q23	1Q24	2Q23	2024	2023	Var.
Interest Income
Loans and leases, including fees	$494,119	$481,159	$428,361	2.7	15.4	$975,278	$822,354	18.6
Securities:
Taxable	47,795	46,055	35,481	3.8	34.7	93,850	71,194	31.8
Tax-exempt	7,067	7,105	7,227	(0.5)	(2.2)	14,172	14,371	(1.4)
Other	8,207	9,178	13,131	(10.6)	(37.5)	17,385	19,784	(12.1)
Total Interest Income	557,188	543,497	484,200	2.5	15.1	1,100,685	927,703	18.6
Interest Expense
Deposits	179,960	170,398	111,798	5.6	61.0	350,358	195,890	78.9
Short-term borrowings	32,837	27,701	22,041	18.5	49.0	60,538	31,785	90.5
Long-term borrowings	28,501	26,390	21,117	8.0	35.0	54,891	34,130	60.8
Total Interest Expense	241,298	224,489	154,956	7.5	55.7	465,787	261,805	77.9
Net Interest Income	315,890	319,008	329,244	(1.0)	(4.1)	634,898	665,898	(4.7)
Provision for credit losses	20,189	13,890	18,516	45.3	9.0	34,079	32,577	4.6
Net Interest Income After Provision for Credit Losses	295,701	305,118	310,728	(3.1)	(4.8)	600,819	633,321	(5.1)
Non-Interest Income
Service charges	23,332	20,569	20,534	13.4	13.6	43,901	40,798	7.6
Interchange and card transaction fees	13,005	12,700	13,522	2.4	(3.8)	25,705	25,898	(0.7)
Trust services	11,475	11,424	10,630	0.4	7.9	22,899	21,241	7.8
Insurance commissions and fees	5,973	6,752	5,996	(11.5)	(0.4)	12,725	13,783	(7.7)
Securities commissions and fees	7,980	8,155	7,021	(2.1)	13.7	16,135	14,403	12.0
Capital markets income	5,143	6,331	5,884	(18.8)	(12.6)	11,474	12,677	(9.5)
Mortgage banking operations	6,956	7,914	4,907	(12.1)	41.8	14,870	9,762	52.3
Dividends on non-marketable equity securities	6,895	6,193	5,467	11.3	26.1	13,088	9,575	36.7
Bank owned life insurance	3,419	3,343	2,995	2.3	14.2	6,762	5,820	16.2
Net securities gains (losses)	(3)	—	(6)	—	—	(3)	(23)	—
Other	3,747	4,481	3,359	(16.4)	11.6	8,228	5,764	42.7
Total Non-Interest Income	87,922	87,862	80,309	0.1	9.5	175,784	159,698	10.1
Non-Interest Expense
Salaries and employee benefits	120,917	129,126	113,946	(6.4)	6.1	250,043	234,193	6.8
Net occupancy	18,632	19,595	16,689	(4.9)	11.6	38,227	34,059	12.2
Equipment	24,335	23,772	21,345	2.4	14.0	48,107	43,417	10.8
Amortization of intangibles	4,379	4,442	5,044	(1.4)	(13.2)	8,821	10,163	(13.2)
Outside services	23,250	22,880	20,539	1.6	13.2	46,130	39,937	15.5
Marketing	4,006	5,431	3,943	(26.2)	1.6	9,437	7,644	23.5
FDIC insurance	9,954	12,662	7,717	(21.4)	29.0	22,616	14,836	52.4
Bank shares and franchise taxes	3,930	4,126	3,926	(4.8)	0.1	8,056	8,098	(0.5)
Merger-related	—	—	163	—	(100.0)	—	2,215	(100.0)
Other	17,209	15,062	18,643	14.3	(7.7)	32,271	37,310	(13.5)
Total Non-Interest Expense	226,612	237,096	211,955	(4.4)	6.9	463,708	431,872	7.4
Income Before Income Taxes	157,011	155,884	179,082	0.7	(12.3)	312,895	361,147	(13.4)
Income taxes	33,974	33,553	36,690	1.3	(7.4)	67,527	72,250	(6.5)
Net Income	123,037	122,331	142,392	0.6	(13.6)	245,368	288,897	(15.1)
Preferred stock dividends	—	6,005	2,010	(100.0)	(100.0)	6,005	4,020	49.4
Net Income Available to Common Stockholders	$123,037	$116,326	$140,382	5.8	(12.4)	$239,363	$284,877	(16.0)
Earnings per Common Share
Basic	$0.34	$0.32	$0.39	6.3	(12.8)	$0.66	$0.79	(16.5)
Diluted	0.34	0.32	0.39	6.3	(12.8)	0.66	0.78	(15.4)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				2Q24	2Q24
	2Q24	1Q24	2Q23	1Q24	2Q23
Assets
Cash and due from banks	$448	$351	$449	27.6	(0.2)
Interest-bearing deposits with banks	1,432	1,136	1,255	26.1	14.1
Cash and Cash Equivalents	1,880	1,487	1,704	26.4	10.3
Securities available for sale	3,364	3,226	3,177	4.3	5.9
Securities held to maturity	3,893	3,893	3,988	—	(2.4)
Loans held for sale	132	107	94	23.4	40.4
Loans and leases, net of unearned income	33,757	32,584	31,354	3.6	7.7
Allowance for credit losses on loans and leases	(419)	(406)	(413)	3.2	1.5
Net Loans and Leases	33,338	32,178	30,941	3.6	7.7
Premises and equipment, net	489	474	465	3.2	5.2
Goodwill	2,477	2,477	2,477	—	—
Core deposit and other intangible assets, net	60	65	79	(7.7)	(24.1)
Bank owned life insurance	667	663	657	0.6	1.5
Other assets	1,415	1,326	1,196	6.7	18.3
Total Assets	$47,715	$45,896	$44,778	4.0	6.6
Liabilities
Deposits:
Non-interest-bearing demand	$10,062	$9,982	$10,914	0.8	(7.8)
Interest-bearing demand	14,697	14,679	13,818	0.1	6.4
Savings	3,348	3,389	3,758	(1.2)	(10.9)
Certificates and other time deposits	6,887	6,685	5,335	3.0	29.1
Total Deposits	34,994	34,735	33,825	0.7	3.5
Short-term borrowings	3,616	2,074	2,391	74.3	51.2
Long-term borrowings	2,016	2,121	1,981	(5.0)	1.8
Other liabilities	999	960	763	4.1	30.9
Total Liabilities	41,625	39,890	38,960	4.3	6.8
Stockholders' Equity
Preferred stock	—	—	107	—	(100.0)
Common stock	4	4	4	—	—
Additional paid-in capital	4,690	4,694	4,686	(0.1)	0.1
Retained earnings	1,820	1,740	1,564	4.6	16.4
Accumulated other comprehensive loss	(243)	(250)	(355)	(2.8)	(31.5)
Treasury stock	(181)	(182)	(188)	(0.5)	(3.7)
Total Stockholders' Equity	6,090	6,006	5,818	1.4	4.7
Total Liabilities and Stockholders' Equity	$47,715	$45,896	$44,778	4.0	6.6

F.N.B. CORPORATION AND SUBSIDIARIES	2Q24			1Q24			2Q23
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$868,390	$8,207	3.80%	$872,353	$9,178	4.23%	$1,234,026	$13,131	4.27%
Taxable investment securities (2)	6,154,907	47,564	3.09	6,121,568	45,825	2.99	6,084,971	35,244	2.32
Non-taxable investment securities (1)	1,033,552	8,911	3.45	1,041,224	8,971	3.45	1,059,893	9,207	3.47
Loans held for sale	110,855	2,519	9.09	237,106	4,287	7.25	102,187	1,844	7.23
Loans and leases (1) (3)	33,255,738	492,902	5.96	32,380,951	478,146	5.93	31,048,352	428,043	5.53
Total Interest Earning Assets (1)	41,423,442	560,103	5.43	40,653,202	546,407	5.40	39,529,429	487,469	4.94
Cash and due from banks	387,374			410,680			427,287
Allowance for credit losses	(414,372)			(409,865)			(410,566)
Premises and equipment	484,851			469,516			459,966
Other assets	4,590,486			4,554,056			4,404,196
Total Assets	$46,471,781			$45,677,589			$44,410,312
Liabilities
Deposits:
Interest-bearing demand	$14,662,774	98,211	2.69	$14,554,457	94,742	2.62	$13,922,773	63,861	1.84
Savings	3,360,593	10,136	1.21	3,411,870	9,999	1.18	3,843,785	9,117	0.95
Certificates and other time	6,645,682	71,613	4.33	6,299,280	65,657	4.19	5,003,024	38,820	3.11
Total interest-bearing deposits	24,669,049	179,960	2.93	24,265,607	170,398	2.82	22,769,582	111,798	1.97
Short-term borrowings	2,640,985	32,837	4.99	2,400,104	27,701	4.63	2,340,603	22,041	3.77
Long-term borrowings	2,164,983	28,501	5.29	2,057,817	26,390	5.16	1,703,667	21,117	4.97
Total Interest-Bearing Liabilities	29,475,017	241,298	3.29	28,723,528	224,489	3.14	26,813,852	154,956	2.32
Non-interest-bearing demand deposits	9,921,073			9,939,350			11,006,705
Total Deposits and Borrowings	39,396,090		2.46	38,662,878		2.33	37,820,557		1.64
Other liabilities	1,037,452			975,138			756,569
Total Liabilities	40,433,542			39,638,016			38,577,126
Stockholders' Equity	6,038,239			6,039,573			5,833,186
Total Liabilities and Stockholders' Equity	$46,471,781			$45,677,589			$44,410,312
Net Interest Earning Assets	$11,948,425			$11,929,674			$12,715,577
Net Interest Income (FTE) (1)		318,805			321,918			332,513
Tax Equivalent Adjustment		(2,915)			(2,910)			(3,269)
Net Interest Income		$315,890			$319,008			$329,244
Net Interest Spread			2.14%			2.26%			2.62%
Net Interest Margin (1)			3.09%			3.18%			3.37%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Dollars in thousands)	2024			2023
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$870,372	$17,385	4.02%	$1,027,117	$19,784	3.88%
Taxable investment securities (2)	6,138,237	93,388	3.04	6,149,284	70,719	2.30
Non-taxable investment securities (1)	1,037,388	17,883	3.45	1,057,554	18,366	3.47
Loans held for sale	173,981	6,805	7.84	109,137	3,438	6.32
Loans and leases (1) (3)	32,818,345	971,049	5.94	30,731,126	821,939	5.39
Total Interest Earning Assets (1)	41,038,323	1,106,510	5.41	39,074,218	934,246	4.81
Cash and due from banks	399,027			434,956
Allowance for credit losses	(412,119)			(408,149)
Premises and equipment	477,183			451,252
Other assets	4,572,271			4,366,564
Total Assets	$46,074,685			$43,918,841
Liabilities
Deposits:
Interest-bearing demand	$14,608,616	192,953	2.66	$14,258,082	116,151	1.64
Savings	3,386,231	20,135	1.20	3,932,627	16,958	0.87
Certificates and other time	6,472,481	137,270	4.26	4,595,128	62,781	2.76
Total interest-bearing deposits	24,467,328	350,358	2.88	22,785,837	195,890	1.73
Short-term borrowings	2,520,544	60,538	4.82	1,953,125	31,785	3.28
Long-term borrowings	2,111,400	54,891	5.23	1,394,571	34,130	4.94
Total Interest-Bearing Liabilities	29,099,272	465,787	3.22	26,133,533	261,805	2.02
Non-interest-bearing demand deposits	9,930,212			11,207,490
Total Deposits and Borrowings	39,029,484		2.40	37,341,023		1.41
Other liabilities	1,006,295			795,124
Total Liabilities	40,035,779			38,136,147
Stockholders' Equity	6,038,906			5,782,694
Total Liabilities and Stockholders' Equity	$46,074,685			$43,918,841
Net Interest Earning Assets	$11,939,051			$12,940,685
Net Interest Income (FTE) (1)		640,723			672,441
Tax Equivalent Adjustment		(5,825)			(6,543)
Net Interest Income		$634,898			$665,898
Net Interest Spread			2.19%			2.79%
Net Interest Margin (1)			3.13%			3.46%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q24	1Q24	2Q23	2024	2023
Performance Ratios
Return on average equity	8.20%	8.15%	9.79%	8.17%	10.07%
Return on average tangible equity (1)	14.54	14.48	17.93	14.51	18.59
Return on average tangible common equity (1)	14.54	14.00	18.28	14.27	18.96
Return on average assets	1.06	1.08	1.29	1.07	1.33
Return on average tangible assets (1)	1.16	1.17	1.40	1.17	1.45
Net interest margin (FTE) (2)	3.09	3.18	3.37	3.13	3.46
Yield on earning assets (FTE) (2)	5.43	5.40	4.94	5.41	4.81
Cost of interest-bearing deposits	2.93	2.82	1.97	2.88	1.73
Cost of interest-bearing liabilities	3.29	3.14	2.32	3.22	2.02
Cost of funds	2.46	2.33	1.64	2.40	1.41
Efficiency ratio (1)	54.39	56.00	49.96	55.20	50.28
Effective tax rate	21.64	21.52	20.49	21.58	20.01
Capital Ratios
Equity / assets (period end)	12.76	13.09	12.99
Common equity / assets (period end)	12.76	13.09	12.75
Common equity tier 1 (3)	10.2	10.2	10.1
Leverage ratio	8.63	8.62	8.68
Tangible common equity / tangible assets (period end) (1)	7.86	7.99	7.47
Common Stock Data
Average diluted common shares outstanding	362,701,233	362,619,278	362,626,182	362,660,259	363,776,559
Period end common shares outstanding	359,558,026	359,366,316	358,820,568
Book value per common share	$16.94	$16.71	$15.92
Tangible book value per common share (1)	9.88	9.64	8.79
Dividend payout ratio (common)	35.42%	37.76%	30.88%	36.56%	30.59%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
June 30, 2024 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				2Q24	2Q24
	2Q24	1Q24	2Q23	1Q24	2Q23
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,664	$12,447	$11,689	1.7	8.3
Commercial and industrial	7,597	7,347	7,248	3.4	4.8
Commercial leases	683	615	618	11.1	10.5
Other	145	140	121	3.6	19.8
Commercial loans and leases	21,089	20,549	19,676	2.6	7.2
Direct installment	2,700	2,712	2,747	(0.4)	(1.7)
Residential mortgages	7,459	6,887	6,089	8.3	22.5
Indirect installment	1,188	1,142	1,539	4.0	(22.8)
Consumer LOC	1,321	1,294	1,303	2.1	1.4
Consumer loans	12,668	12,035	11,678	5.3	8.5
Total loans and leases	$33,757	$32,584	$31,354	3.6	7.7
Note: Loans held for sale were $132, $107 and $94 at 2Q24, 1Q24, and 2Q23, respectively.
(1) Commercial real estate is made up of 71% non-owner occupied and 29% owner-occupied at June 30, 2024.
				% Variance
Average balances				2Q24	2Q24	For the Six Months Ended June 30,		%
Loans and Leases:	2Q24	1Q24	2Q23	1Q24	2Q23	2024	2023	Var.
Commercial real estate	$12,663	$12,274	$11,693	3.2	8.3	$12,437	$11,616	7.1
Commercial and industrial	7,472	7,414	7,247	0.8	3.1	7,475	7,208	3.7
Commercial leases	659	658	591	0.1	11.6	659	562	17.1
Other	142	135	142	5.4	0.1	139	137	1.5
Commercial loans and leases	20,936	20,482	19,672	2.2	6.4	20,709	19,523	6.1
Direct installment	2,704	2,727	2,742	(0.8)	(1.4)	2,715	2,752	(1.3)
Residential mortgages	7,137	6,745	5,805	5.8	22.9	6,941	5,615	23.6
Indirect installment	1,168	1,138	1,531	2.7	(23.7)	1,153	1,536	(24.9)
Consumer LOC	1,310	1,290	1,297	1.6	1.0	1,300	1,304	(0.4)
Consumer loans	12,320	11,899	11,376	3.5	8.3	12,110	11,208	8.0
Total loans and leases	$33,256	$32,381	$31,048	2.7	7.1	$32,818	$30,731	6.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q24	2Q24
Asset Quality Data	2Q24	1Q24	2Q23	1Q24	2Q23
Non-Performing Assets
Non-performing loans	$108	$105	$143	2.9	(24.5)
Other real estate owned (OREO)	3	3	5	—	(40.0)
Non-performing assets	$111	$108	$148	2.8	(25.0)
Non-performing loans / total loans and leases	0.32%	0.32%	0.45%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.36	0.38	0.50
Delinquency
Loans 30-89 days past due	$95	$87	$83	9.2	14.5
Loans 90+ days past due	11	17	8	(35.3)	37.5
Non-accrual loans	108	105	143	2.9	(24.5)
Past due and non-accrual loans	$214	$209	$234	2.4	(8.5)
Past due and non-accrual loans / total loans and leases	0.63%	0.64%	0.75%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q24	2Q24	For the Six Months Ended June 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	2Q24	1Q24	2Q23	1Q24	2Q23	2024	2023	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$406.3	$405.6	$403.4	0.2	0.7	$405.6	$401.7	1.0
Provision for credit losses	20.3	13.5	18.0	50.4	12.7	33.8	32.9	2.7
Net loan (charge-offs)/recoveries	(7.8)	(12.8)	(8.7)	(38.6)	(9.8)	(20.6)	(21.9)	(5.8)
Allowance for credit losses on loans and leases	$418.8	$406.3	$412.7	3.1	1.5	$418.8	$412.7	1.5
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.9	$21.5	$20.5	1.8	6.9	$21.5	$21.4	0.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.1)	0.4	0.5	(130.7)	(124.3)	0.3	(0.4)	161.8
Allowance for unfunded loan commitments	$21.8	$21.9	$21.0	(0.5)	3.8	$21.8	$21.0	3.8
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$440.5	$428.2	$433.7	2.9	1.6	$440.5	$433.7	1.6
Allowance for credit losses on loans and leases / total loans and leases	1.24%	1.25%	1.32%
Allowance for credit losses on loans and leases / total non-performing loans	388.1	388.6	289.5
Net loan charge-offs (annualized) / total average loans and leases	0.09	0.16	0.11			0.13%	0.14%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				2Q24	2Q24	For the Six Months Ended June 30,		%
	2Q24	1Q24	2Q23	1Q24	2Q23	2024	2023	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$123,037	$116,326	$140,382			$239,363	$284,877
Preferred dividend at redemption	—	3,995	—			3,995	—
Merger-related expense	—	—	163			—	2,215
Tax benefit of merger-related expense	—	—	(34)			—	(465)
Branch consolidation costs	—	1,194	—			1,194	—
Tax benefit of branch consolidation costs	—	(251)	—			(251)	—
FDIC special assessment	804	4,408	—			5,212	—
Tax benefit of FDIC special assessment	(169)	(926)	—			(1,095)	—
Loss on indirect auto loan sale	—	(2,603)	—			(2,603)	—
Tax expense (benefit) of loss on indirect auto loan sale	—	547	—			547	—
Operating net income available to common stockholders (non-GAAP)	$123,672	$122,690	$140,511	0.8	(12.0)	$246,362	$286,627	(14.0)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.34	$0.32	$0.39			$0.66	$0.78
Preferred dividend at redemption	—	0.01	—			0.01	—
Merger-related expense	—	—	—			—	0.01
Tax benefit of merger-related expense	—	—	—			—	—
Branch consolidation costs	—	—	—			—	—
Tax benefit of branch consolidation costs	—	—	—			—	—
FDIC special assessment	—	0.01	—			0.01	—
Tax benefit of FDIC special assessment	—	—	—			—	—
Loss on indirect auto loan sale	—	(0.01)	—			(0.01)	—
Tax expense (benefit) of loss on indirect auto loan sale	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.34	$0.34	$0.39	—	(12.8)	$0.68	$0.79	(13.9)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q24	1Q24	2Q23	2024	2023
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$494,851	$492,012	$571,131	$493,431	$582,582
Amortization of intangibles, net of tax (annualized)	13,913	14,115	15,984	14,014	16,190
Tangible net income (annualized) (non-GAAP)	$508,764	$506,127	$587,115	$507,445	$598,772

Average total stockholders' equity	$6,038,239	$6,039,573	$5,833,186	$6,038,906	$5,782,694
Less: Average intangible assets (1)	(2,539,710)	(2,544,032)	(2,558,631)	(2,541,871)	(2,561,087)
Average tangible stockholders' equity (non-GAAP)	$3,498,529	$3,495,541	$3,274,555	$3,497,035	$3,221,607

Return on average tangible equity (non-GAAP)	14.54%	14.48%	17.93%	14.51%	18.59%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$494,851	$467,859	$563,073	$481,357	$574,476
Amortization of intangibles, net of tax (annualized)	13,913	14,115	15,984	14,014	16,190
Tangible net income available to common stockholders (annualized) (non-GAAP)	$508,764	$481,974	$579,057	$495,371	$590,666

Average total stockholders' equity	$6,038,239	$6,039,573	$5,833,186	$6,038,906	$5,782,694
Less: Average preferred stockholders' equity	—	(52,854)	(106,882)	(26,427)	(106,882)
Less: Average intangible assets (1)	(2,539,710)	(2,544,032)	(2,558,631)	(2,541,871)	(2,561,087)
Average tangible common equity (non-GAAP)	$3,498,529	$3,442,687	$3,167,673	$3,470,608	$3,114,725

Return on average tangible common equity (non-GAAP)	14.54%	14.00%	18.28%	14.27%	18.96%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q24	1Q24	2Q23	2024	2023
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$497,406	$493,456	$563,588	$495,431	$578,005
Amortization of intangibles, net of tax (annualized)	13,913	14,115	15,984	14,014	16,190
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$511,319	$507,571	$579,572	$509,445	$594,195

Average total stockholders' equity	$6,038,239	$6,039,573	$5,833,186	$6,038,906	$5,782,694
Less: Average preferred stockholders' equity	—	(52,854)	(106,882)	(26,427)	(106,882)
Less: Average intangible assets (1)	(2,539,710)	(2,544,032)	(2,558,631)	(2,541,871)	(2,561,087)
Average tangible common equity (non-GAAP)	$3,498,529	$3,442,687	$3,167,673	$3,470,608	$3,114,725

Operating return on average tangible common equity (non-GAAP)	14.62%	14.74%	18.30%	14.68%	19.08%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$494,851	$492,012	$571,131	$493,431	$582,582
Amortization of intangibles, net of tax (annualized)	13,913	14,115	15,984	14,014	16,190
Tangible net income (annualized) (non-GAAP)	$508,764	$506,127	$587,115	$507,445	$598,772

Average total assets	$46,471,781	$45,677,589	$44,410,312	$46,074,685	$43,918,841
Less: Average intangible assets (1)	(2,539,710)	(2,544,032)	(2,558,631)	(2,541,871)	(2,561,087)
Average tangible assets (non-GAAP)	$43,932,071	$43,133,557	$41,851,681	$43,532,814	$41,357,754

Return on average tangible assets (non-GAAP)	1.16%	1.17%	1.40%	1.17%	1.45%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	2Q24	1Q24	2Q23
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$6,089,634	$6,005,562	$5,817,749
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,537,532)	(2,541,911)	(2,556,307)
Tangible common equity (non-GAAP)	$3,552,102	$3,463,651	$3,154,560

Common shares outstanding	359,558,026	359,366,316	358,820,568

Tangible book value per common share (non-GAAP)	$9.88	$9.64	$8.79
Tangible common equity to tangible assets:
(Dollars in thousands)
Total stockholders' equity	$6,089,634	$6,005,562	$5,817,749
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,537,532)	(2,541,911)	(2,556,307)
Tangible common equity (non-GAAP)	$3,552,102	$3,463,651	$3,154,560

Total assets	$47,714,742	$45,895,574	$44,777,964
Less: Intangible assets (1)	(2,537,532)	(2,541,911)	(2,556,307)
Tangible assets (non-GAAP)	$45,177,210	$43,353,663	$42,221,657

Tangible common equity to tangible assets (non-GAAP)	7.86%	7.99%	7.47%
(1) Excludes loan servicing rights.

Operating non-interest expense
(dollars in thousands)
Non-interest expense	$226,612	$237,096	$211,955
Branch consolidations	—	(1,194)	—
Merger-related	—	—	(163)
FDIC special assessment	(804)	(4,408)	—
Loss on indirect auto loan sale	—	2,603	—
Operating non-interest expense (non-GAAP)	$225,808	$234,097	$211,792

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q24	1Q24	2Q23	2024	2023
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$315,890	$319,008	$329,244	$634,898	$665,898
Non-interest income	87,922	87,862	80,309	175,784	159,698
Less: Non-interest expense	(226,612)	(237,096)	(211,955)	(463,708)	(431,872)
Pre-provision net revenue (reported) (non-GAAP)	$177,200	$169,774	$197,598	$346,974	$393,724
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$712,695	$682,825	$792,559	$697,760	$793,973
Adjustments:
Add: Merger-related expense (non-interest expense)	—	—	163	—	2,215
Add: Branch consolidation costs (non-interest expense)	—	1,194	—	1,194	—
Add: FDIC special assessment (non-interest expense)	804	4,408	—	5,212	—
(Less) / Add: Loss on indirect auto loan sale (non-interest expense)	—	(2,603)	—	(2,603)	—
Operating pre-provision net revenue (non-GAAP)	$178,004	$172,773	$197,761	$350,777	$395,939
Operating pre-provision net revenue (annualized) (non-GAAP)	$715,928	$694,887	$793,213	$705,408	$798,440

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$226,612	$237,096	$211,955	$463,708	$431,872
Less: Amortization of intangibles	(4,379)	(4,442)	(5,044)	(8,821)	(10,163)
Less: OREO expense	(200)	(190)	(492)	(390)	(1,049)
Less: Merger-related expense	—	—	(163)	—	(2,215)
Less: Branch consolidation costs	—	(1,194)	—	(1,194)	—
Less: FDIC special assessment	(804)	(4,408)	—	(5,212)	—
Add / (Less): Loss on indirect auto loan sale	—	2,603	—	2,603	—
Adjusted non-interest expense	$221,229	$229,465	$206,256	$450,694	$418,445

Net interest income	$315,890	$319,008	$329,244	$634,898	$665,898
Taxable equivalent adjustment	2,915	2,910	3,269	5,825	6,543
Non-interest income	87,922	87,862	80,309	175,784	159,698
Less: Net securities losses (gains)	3	—	6	3	23
Adjusted net interest income (FTE) + non-interest income	$406,730	$409,780	$412,828	$816,510	$832,162

Efficiency ratio (FTE) (non-GAAP)	54.39%	56.00%	49.96%	55.20%	50.28%